Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2004

Contacts:                                     Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED THIRD QUARTER 2004 EARNINGS

THIRD QUARTER HIGHLIGHTS

•	Net income of $5.5 million, up 12% from 3rd quarter 2003.

•	Earnings per diluted share of $0.38, up 12% from the prior year.

•	Average core deposit growth of 19% compared with the prior year.

•	Total nonperforming assets decreased 53% from December 31, 2003; allowance for loan losses to nonperforming loans at 333%

•	Total assets were $1.94 billion, up 11% from December 31, 2003; total loans increased $87 million to $1.17 billion.

•	Bank of Astoria acquisition completed October 1, 2004

•	Expanded King County commercial loan team

•	Columbia named one of “Northwest 100” leading public companies by Seattle Times

•	Melanie Dressel named one of US Banker magazines “Top 25 Most Powerful Women in Banking”

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the third quarter 2004 of $5.5 million, up 12% from $4.9 million for the third quarter of 2003. Earnings per share were $0.38 per diluted share, an increase of 12% from $0.34 per diluted share one year ago. Return on average assets and return on average equity for the third quarter 2004 were 1.16% and 13.45%, respectively, compared to 1.16% and 13.56%, respectively, for the third quarter of the prior year. Expenses were higher during the third quarter primarily due to expenses related to compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Net income for the nine months ended September 30, 2004 increased $2.0 million to $16.0 million, an increase of 14% from $14.1 million for the first nine months of 2003. On a diluted per share basis, net income for the nine months ended September 30, 2004 was $1.11 compared with $0.99 for the same period last year, an increase of 12%.

Sarbanes-Oxley 404 external implementation expenses for the third quarter 2004 were $626,000, and total $866,000 year-to-date. Excluding these expenses, pro-forma net income for the third quarter 2004 was $5.9 million, up 20% from $4.9 million for the third quarter of 2003 and pro-forma earnings per share were $0.41 per diluted share, an increase of 21% from $0.34 per diluted share one year ago. Pro-forma net income for the nine months ended September 30, 2004 was $16.6 million, an increase of 18% from $14.1 million for the first nine months of 2003; pro-forma net income on a diluted per share basis for the first nine months of 2004 was $1.15 compared with $0.99 for the same period last year, an increase of 16%. The pro-forma efficiency ratio for the third quarter 2004 was 61.49%, compared to 64.36% for the third quarter of 2003; the pro-forma efficiency ratio for the first nine months of 2004 was 62.66%, compared to 62.87% for the same period last year.

Melanie Dressel, President and Chief Executive Officer stated, “Our earnings continue to improve as a result of increased interest income due to rising short-term rates and growth in loans, despite incurring significant expenses to comply with Sarbanes-Oxley 404. We have been able to lower our cost of funds and manage our net interest margin through our continued growth in core deposits, which comprise almost 74% of our total deposits.”

Ms. Dressel further noted, “Our total loans have increased almost $87 million since the end of 2003, despite historically low construction and business credit line usage. Three 25-basis point increases in the prime rate, which took effect in June, August and late September were the first increases in over four years. These rate increases should have a positive impact on our net interest income in the near term, as over 40% of our loans are tied to prime and other related indices.”

Mark Nelson, Executive Vice President and Chief Banking Officer, added, “Recently, we have significantly expanded our commercial lending team in the King County market by adding experienced bankers when Washington Mutual discontinued their business banking operation. We are looking forward to substantially building our loan portfolio as businesses discover the advantages of a responsive, local bank.”

At September 30, 2004, Columbia’s total assets were $1.94 billion, an increase of 11% from $1.74 billion at December 31, 2003. Total loans were $1.17 billion at September 30, 2004, up 8% from $1.08 billion at year-end 2003. Total deposits increased $144 million to $1.69 billion during the first nine months of 2004, an increase of 9% from December 31, 2003. Most of the growth occurred in core deposits, which totaled $1.25 billion at September 30, 2004 from $1.10 billion at December 31, 2003, a 14% increase.

Ms. Dressel noted, “While we are maintaining our focus on increasing market share in the communities we serve, we have continued to consider strategic new markets and branch locations. In addition to the completion of the Bank of Astoria acquisition, we recently announced plans for a new branch in University Place, a thriving community just southwest of Tacoma. The facility is scheduled to open early in the first quarter of 2005.”

Third Quarter 2004 Operating Results

Net Interest Income

Net interest income increased $2.1 million, or 13%, in the third quarter 2004 compared to the third quarter 2003. This was primarily due to higher average earning assets during this period, coupled with an increase in the prime lending rate, and lower funding costs from increased core deposits. Although net interest income increased, Columbia’s net interest margin decreased slightly to 4.13% in the third quarter of 2004 as compared to 4.16% for the same period last year. The decrease in net interest margin was primarily due to the strong increase in core deposits which were deployed into investment securities.

Average interest-earning assets increased to $1.74 billion, or 15%, during the third quarter of 2004, compared with $1.51 billion during the third quarter of 2003. The yield on average interest-earning assets decreased 22 basis points to 5.13% during the third quarter of 2004, from 5.35% for the same period in 2003. Average interest-bearing liabilities increased to $1.36 billion from $1.21 billion last year. The cost of average interest-bearing liabilities decreased 21 basis points to 1.28% in the third quarter of 2004, compared to 1.49% in the third quarter of 2003.

For the nine months ended September 30, 2004, net interest income increased 8% to $51.4 million from $47.6 million for the same period last year. During the first nine months of 2004, Columbia’s net interest margin decreased to 4.16% from 4.26% for the same period of 2003. Average interest-earning assets grew to $1.70 billion during the first nine months of 2004, compared with $1.53 billion for the same period of 2003. The yield on average interest-earning assets decreased 46 basis points to 5.17% during the first nine months of 2004, from 5.63% in 2003. In comparison, average interest-bearing liabilities grew to $1.34 billion compared with $1.24 billion for the first nine months of 2003. The cost of average interest-bearing liabilities decreased to 1.29% during the first nine months of 2004 from 1.69% in the same period of 2003.

Noninterest income

Total noninterest income for the third quarter 2004 decreased $696,000, or 12%, from a year ago. Total noninterest income for the first nine months of 2004 was $16.3 million, a decrease of 6% from $17.3 million for the same period of 2003. The decreases in noninterest income during the third quarter and first nine months of 2004 as compared to the same periods in 2003 were primarily due to decreases in mortgage banking activity, as increases in long-term interest rates lowered demand for home refinancing. The decline in mortgage banking income was partially offset by increases in merchant services income. Merchant services income increased $910,000 to $5.4 million for the nine months ended September 30, 2004 compared to $4.5 million for the same period in 2003.

Noninterest expense

Noninterest expense for the third quarter of 2004 was $15.1 million, an increase of 5% from $14.3 million for the same period in 2003. Noninterest expense for the first nine months of 2004 was $44.6 million, an increase of 6% from $42.0 million for the first nine months of 2003. These increases were primarily a result of implementing internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes”). The Company has had external Sarbanes expenditures of $866,000 year-to-date; $626,000 was expensed in the third quarter, 2004. These expenses should continue at a lower level into subsequent quarters as we continue to implement the requirements. The Company also continues to see rising group health insurance rates and higher state employment taxes in its employee benefit expenses.

Nonperforming Assets and Loan Loss Provision

The provision for loan loss was $250,000 for the third quarter of 2004, unchanged from the same period in 2003. Reflecting improved asset quality, the loan loss provision for the first nine months of 2004 was $550,000 compared to $2.9 million for the first nine months of 2003.

For the quarter ended September 30, 2004, net loan charge-offs amounted to $92,000. Nonaccrual loans decreased $7.5 million, or 57%, from $13.3 million at December 31, 2003 to $5.7 million at September 30, 2004.

The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.71% at September 30, 2004 as compared to 1.88% at year-end 2003, primarily due to an $87 million increase in loan balances. At quarter-end, the allowance for loan losses to nonperforming loans increased to 333% compared to 153% at December 31, 2003. Ms. Dressel said, “We are maintaining a conservative approach to credit quality and will continue to prudently add to our loan loss allowance as necessary to ensure we maintain appropriate reserves.”

Columbia appreciated recent recognition from national and local media. Columbia Bank was named to the “Northwest 100,” the Seattle Times’13th annual listing of the top public companies of Washington, Oregon and Idaho. Additionally, the October 2004 issue of US Banker magazine named Melanie Dressel one of their “Top 25 Most Powerful Women in Banking.” In its second annual ranking, the magazine profiled individuals whose professional achievements and personal integrity have made them icons of influence in the workplace, at home and within their communities.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2004	2003	2004	2003
Earnings
Net interest income	$17,567	$15,489	$51,415	$47,622
Provision for loan loss	250	250	550	2,850
Noninterest income	5,336	6,032	16,321	17,320
Noninterest expense	15,061	14,291	44,589	42,029
Net income	5,483	4,895	16,048	14,091

Per Share
Net income (basic)	$0.38	$0.35	$1.13	$1.00
Net income (diluted)	0.38	0.34	1.11	0.99

Averages
Total assets	$1,885,892	$1,676,192	$1,840,178	$1,686,247
Interest-earning assets	1,742,778	1,514,584	1,700,899	1,530,078
Loans	1,147,746	1,115,637	1,141,595	1,144,924
Securities	550,203	367,246	519,948	369,314
Deposits	1,681,896	1,496,116	1,635,349	1,466,697
Core deposits	1,243,860	1,044,124	1,190,589	994,980
Shareholders’ Equity	162,133	143,208	158,495	139,625

Financial Ratios
Return on average assets	1.16%	1.16%	1.16%	1.12%
Return on average equity	13.45%	13.56%	13.53%	13.49%
Net interest margin	4.13%	4.16%	4.16%	4.26%
Efficiency ratio (tax equivalent) (1)	64.14%	64.36%	63.90%	62.87%
Average equity to average assets	8.60%	8.54%	8.61%	8.28%

	September 30,		December 31, 2003
	2004	2003
Period end
Total assets	$1,936,048	$1,698,956	$1,744,347
Loans	1,165,340	1,071,201	1,078,302
Allowance for loan losses	19,927	20,331	20,261
Securities	608,939	433,460	523,864
Deposits	1,688,437	1,518,844	1,544,626
Core deposits	1,246,958	1,070,216	1,098,237
Shareholders’ equity	169,939	144,528	150,372

Book value per share	11.90	10.28	10.66

Nonperforming assets
Nonaccrual loans	$5,743	$6,806	$13,255
Restructured loans	239	—	—
Real estate owned	680	1,503	1,452
Personal property owned	615	700	691

Total nonperforming assets	$7,277	$9,009	$15,398

Nonperforming loans to period-end loans	0.51%	0.64%	1.23%
Nonperforming assets to period-end assets	0.38%	0.53%	0.88%
Allowance for loan losses to period-end loans	1.71%	1.90%	1.88%
Allowance for loan losses to nonperforming loans	333.12%	298.72%	152.86%
Allowance for loan losses to nonperforming assets	273.84%	225.67%	131.58%
Net loan charge-offs	$884 (2)	$1,690 (3)	$1,760 (4)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gains) of OREO.
(2)	For the nine months ended September 30, 2004.
(3)	For the nine months ended September 30, 2003.
(4)	For the twelve months ended December 31, 2003.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	Sept 30, 2004	Jun 30, 2004	Mar 31, 2004	Dec 31, 2003	Sept 30, 2003
Earnings
Net interest income	$17,567	$16,976	$16,872	$16,245	$15,489
Provision for loan loss	250	—	300		250
Noninterest income	5,336	5,871	5,114	5,464	6,032
Noninterest expense	15,061	15,179	14,349	13,931	14,291
Net income	5,483	5,414	5,151	5,431	4,895

Per Share
Net income [basic]	0.38	0.38	0.36	0.39	0.35
Net income [diluted]	0.38	0.37	0.36	0.38	0.34

Averages
Total assets	$1,885,892	$1,858,082	$1,776,056	$1,724,573	$1,676,192
Interest-earning assets	1,742,778	1,716,825	1,642,635	1,588,762	1,514,584
Loans	1,147,746	1,150,611	1,126,363	1,081,513	1,115,637
Securities	550,203	498,553	510,756	497,380	367,246
Deposits	1,681,896	1,664,497	1,559,140	1,532,063	1,496,116
Core deposits	1,243,860	1,218,528	1,108,794	1,082,843	1,044,124
Shareholders’ Equity	162,133	158,331	154,981	145,593	143,208

Financial Ratios
Return on average assets	1.16%	1.17%	1.17%	1.25%	1.16%
Return on average equity	13.45%	13.75%	13.37%	14.80%	13.56%
Net interest margin	4.13%	4.10%	4.25%	4.16%	4.16%
Efficiency ratio (tax equivalent)(1)	64.14%	64.18%	63.36%	62.84%	64.36%

Average equity to average assets	8.60%	8.52%	8.73%	8.44%	8.54%

Period end
Total assets	$1,936,048	$1,861,623	$1,801,353	$1,744,347	$1,698,956
Loans	1,165,340	1,130,508	1,131,531	1,078,302	1,071,201
Allowance for loan losses	19,927	19,769	19,958	20,261	20,331
Securities	608,939	487,407	508,046	523,864	433,460
Deposits	1,688,437	1,671,545	1,603,378	1,544,626	1,518,844
Core deposits	1,246,958	1,227,948	1,147,246	1,098,237	1,070,216
Shareholders’ equity	169,939	155,674	163,016	150,372	144,528

Book value per share	11.90	10.92	11.45	10.66	10.28

Nonperforming assets
Nonaccrual loans	$5,743	$5,255	$12,715	$13,255	$6,806
Restructured loans	239	251	—	—	—
Real estate owned	680	781	1,056	1,452	1,503
Personal property owned	615	639	635	691	700

Total nonperforming assets	$7,277	$6,926	$14,406	$15,398	$9,009

Nonperforming loans to period-end loans	0.51%	0.49%	1.12%	1.23%	0.64%
Nonperforming assets to period-end assets	0.38%	0.37%	0.80%	0.88%	0.53%
Allowance for loan losses to period-end loans	1.71%	1.75%	1.76%	1.88%	1.90%
Allowance for loan losses to nonperforming loans	333.12%	359.04%	156.96%	152.86%	298.72%
Allowance for loan losses to nonperforming assets	273.84%	285.43%	138.54%	131.58%	225.67%

Net loan charge-offs (recoveries)	$92	$189	$603	$70	$(87)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gains) of OREO.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share)	2004	2003	2004	2003
Interest Income
Loans	$16,604	$16,969	$49,068	$53,442
Securities available for sale	5,162	2,945	14,813	9,599
Securities held to maturity	27	41	81	128
Deposits with banks	144	77	322	122
Total interest income	21,937	20,032	64,284	63,291

Interest Expense
Deposits	4,051	4,260	11,928	14,236
Federal Home Loan Bank advances	23	16	103	616
Long-term obligations	296	267	838	817
Total interest expense	4,370	4,543	12,869	15,669

Net Interest Income	17,567	15,489	51,415	47,622
Provision for loan losses	250	250	550	2,850
Net interest income after provision for loan losses	17,317	15,239	50,865	44,772

Noninterest Income
Service charges and other fees	2,554	2,417	7,826	7,163
Mortgage banking	169	1,109	1,333	3,307
Merchant services fees	2,002	1,687	5,405	4,495
Loss on sale of investment securities, net	—	—	(6)	—
Bank owned life insurance (BOLI)	338	385	934	1,151
Other	273	434	829	1,204
Total noninterest income	5,336	6,032	16,321	17,320
Noninterest Expense
Compensation and employee benefits	7,824	7,591	23,485	22,145
Occupancy	1,900	2,271	5,986	6,668
Merchant processing	819	707	2,221	1,841
Advertising and promotion	478	367	1,643	1,419
Data processing	616	509	1,694	1,425
Legal and professional services	1,018	398	2,314	1,382
Taxes, licenses and fees	421	447	1,210	1,259
Net (gains) cost of other real estate owned	(89)	61	(15)	98
Other	2,074	1,940	6,051	5,792
Total noninterest expense	15,061	14,291	44,589	42,029
Income before income taxes	7,592	6,980	22,597	20,063
Provision for income taxes	2,109	2,085	6,549	5,972

Net Income	$5,483	$4,895	$16,048	$14,091
Net income per common share:
Basic	$0.38	$0.35	$1.13	$1.00
Diluted	0.38	0.34	1.11	0.99
Dividends paid per common share	$0.07	$0.05	$0.19	$0.10
Average number of common shares outstanding	14,266	14,061	14,218	14,026
Average number of diluted common shares outstanding	14,481	14,260	14,439	14,187

CONSOLIDATED CONDENSED BALANCE SHEETS

COLUMBIA BANKING SYSTEM, INC.

(Unaudited)

(in thousands)			September 30, 2004	December 31, 2003
Assets
Cash and due from banks			$58,567	$49,685
Interest-earning deposits with banks			148	949

Total cash and cash equivalents			58,715	50,634
Securities available for sale at fair value (amortized cost of $590,310 and $509,989, respectively)			594,612	509,200
Securities held to maturity (fair value of $4,141 and $4,708, respectively)			4,026	4,548
Federal Home Loan Bank stock			10,301	10,116
Loans held for sale			11,165	10,640
Loans, net of unearned income of $2,456 and $2,437, respectively)			1,165,340	1,078,302

Less: allowance for loan losses			19,927	20,261

Loans, net			1,145,413	1,058,041
Interest receivable			8,585	6,640
Premises and equipment, net			50,369	50,692
Real estate owned			680	1,452
Other personal property owned			615	691
Bank owned life insurance			32,492	31,558
Deferred tax asset			4,052	5,733
Other assets			15,023	4,402

Total Assets			$1,936,048	$1,744,347

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$366,039	$317,721
Interest-bearing			1,322,398	1,226,905

Total deposits			1,688,437	1,544,626
Federal Home Loan Bank advances			32,000	16,500
Other borrowings			1,000	—
Long-term subordinated debt			22,229	22,180
Finance lease obligation			10,134	—
Other liabilities			12,309	10,669

Total liabilities			1,766,109	1,593,975
Commitments and contingent liabilities
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	September 30, 2004	December 31, 2003
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	14,278	14,105	129,966	112,675
Retained earnings			37,177	38,210
Accumulated other comprehensive gain (loss) – Unrealized gains (losses) on securities available for sale, net of tax			2,796	(513)

Total shareholders’ equity			169,939	150,372

Total Liabilities and Shareholders’ Equity			$1,936,048	$1,744,347